Exhibit 99.1

Q2 2020 Zendesk, Inc. Earnings Call

CORPORATE PARTICIPANTS

Elena Gomez, Zendesk, Inc. - CFO

Marc Cabi, Zendesk, Inc. - VP of Strategy & Head of IR

Mikkel Asger Svane, Zendesk, Inc. - Founder, Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Alex Zukin, RBC Capital Markets, Research Division - MD of Software Equity Research & Analyst

Arjun Bhatia, William Blair & Company L.L.C., Research Division - Analyst

Brad Sills, BofA Merrill Lynch, Research Division - VP

Christopher Merwin, Goldman Sachs Group, Inc., Research Division - Research Analyst

Derrick Wood, Cowen Inc., Managing Director, TMT - Software

DJ Hynes, Canaccord Genuity Corp., Research Division - Analyst

Drew Foster, Citigroup Inc., Research Division - Research Analyst

Ken Wong, Guggenheim Securities, LLC, Research Division - Senior Analyst

Jeff Van Rhee, Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst

Jennifer Swanson Lowe, UBS Investment Bank, Research Division - Analyst

Koji Ikeda, Oppenheimer & Co. Inc., Research Division - Director & Senior Analyst

Mark Chen, JMP Securities LLC, Research Division - Research Associate

Philip Winslow, Wells Fargo Securities, LLC, Research Division - Senior Analyst

Samad Samana, Jefferies LLC, Research Division - Equity Analyst

Stan Zlotsky, Morgan Stanley, Research Division - VP

Kirk Materne, Evercore ISI Institutional Equities, Research Division - Senior MD & Fundamental Research Analyst

Tom Roderick, Stifel, Nicolaus & Company, Incorporated, Research Division - MD

PRESENTATION

Marc Cabi, Zendesk, Inc. - VP of Strategy & Head of IR

Okay. Uh Good afternoon, everybody, and uh welcome to our second quarter 2020 earnings call. We’re using a new technology today, so uh bear with us. I’m hoping we have this all set.

Uh, we’re pleased to report our results. Joining me on the call today are Mikkel, uh our Co-Founder, CEO and Chair of the Board; and Elena, our Chief Financial Officer. We’re all in video today. So that should be interesting.

Uh, during the course of today’s call, we’ll make forward-looking statements, such as statements regarding our future financial performance, product development, uh growth prospects, ability to attract and retain customers and ability to compete effectively. The assumptions, risks and factors that could affect these results are contained in our earnings press release and in the Risk Factors section of our prior and subsequent filings with the Securities and Exchange Commission, including our annual reports on Form 10-K for the year ended December 31, 2019, and our upcoming quarterly report on Form 10-Q for the quarter ended June 30, 2020.

We undertake no obligation to update these statements after today’s presentation or to conform these statements to actual results or to change in our — or changes in our expectations, except as required by law. Please refer to today’s earnings release for more information regarding forward-looking statements.

During this call, we will present both GAAP and non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our GAAP financial information. You can find additional resou— disclosures regarding these non-GAAP financial measures, uh including reconciliations with comparable GAAP financial measures, in today’s earnings uh press release and shareholder letter, and for non-GAAP uh financial measures for prior periods in the earnings press releases for such prior periods. Those are all available on our investor website.

With that intro, uh I’ll turn the call over to Mikkel.

Mikkel Asger Svane, Zendesk, Inc. — Founder, Chairman & CEO

Thanks so much, Marc. You are a screen natural. Hi, everyone, and er welcome to our earnings call. We’re really excited to be doing this by Zoom. Er, the people at Zoom, of course, are good friends, but it’s also — this is how we spend most of our days. So it’s it’s it’s great to be able to invite everybody into our world here.

Erm, we are pleased with our second quarter results as we, of course, managed through a very uncertain time. Our confidence increased during the quarter as we saw several of our regions and segments of our business actually perform really well. But of course, we continue to see segments of our customer face real pandemic-related challenges.

We in our business saw the greatest headwinds amongst our midsized customers who slowed expansions below historical patterns. Er, this was maybe not surprising, and we saw it globally, erm although mostly in our largest region of the Americas. We were encouraged, though, by the the very healthy growth in new business deals. Our performance with our large customers was as good as we expected at the beginning of the year before COVID. And we also saw real strength with SMB customers considering the current environment. We believe our ability our ability to serve customers quickly and deliver fast time-to-value really helped drive this strength.

Er, regionally, EMEA performed exceptionally well with growth exceeding pre-COVID levels. So a big shout out to our EMEA team. We we are hopeful that these positive trends will continue. We’re hopeful bringing — that they will bring our churn and contraction rates closer to our normal levels by Q4 and reflecting ongoing improvement in our expansion business compared to this quarter. We still see the possibility of surpassing our billion dollar revenue target for 2020 based on that.

We have a solid plan for navigating the second half of the year but we expect markets to remain very volatile. I personally worry tremendously about a second COVID wave in both here in the U.S. and in Europe as as school resumes and fall and winter bring people indoors.

So we continue to run our business with extreme discipline and with prudence. And with the outlook still too foggy in this climate, we continue to only give 90 days guidance.

Despite the challenges, we are in a strong competitive position. We continue to invest for the long term. The current environment only makes the need for our solutions more critical as organizations need to stay in touch with customers and adapt their businesses to a digital-first world more now than ever before.

Before I uh going to turn the call over to Elena, who will take us through the financials, I also wanted to welcome our newest board member, Archana Agrawal. Archana has spent nearly 2 decades in the software industry and is currently the Chief Marketing Officer for Airtable, a very, very sexy company. And she’s also a board member at MongoDB. Previously, she spent many years with our friends from Atlassian. So we’re very, very excited about having Archana on our board and to see what she can bring to it. So welcome, Archana.

And with that, I’m going to turn over to Elena.

Elena Gomez, Zendesk, Inc. - CFO

Thanks, Mikkel. I guess I got to, I got to figure out my Zoom uh muscle here. Uh, as we all know, COVID-19 uh is changing the way our employees, customers, partners and communities live and work together. We continue to see a dynamic environment ahead. However, we are confident in our ability to continue to execute in the back half of the year. While we believe we’ve absorbed most of the initial shock and impact of the pandemic and see promising signs of recovery, we continue to proceed with caution, given the continued uncertainty of the global response to COVID-19 and the potential for economic uncertainty that it creates.

During the second quarter, we delivered 27% revenue growth. Growth was solid, particularly in light of the uncertainty with which we entered the quarter, but was impacted by the unprecedented macro environment and the work we undertook with our customers to support them through the challenging times. Specifically, we assisted more than 4,000 customers who reached out to us for financial relief and adjusted their invoicing or subscription terms. Our revenue and our guidance reflects elevated customer churn and contraction across our book of business with the primary impact, over 70%, coming from contraction.

While we saw elevated levels of contraction, we also saw customers implement our solutions quickly to adapt to the new COVID environment. For instance, health and wellness giant, Holland & Barrett, converted a number of its in- store employees to online customer support agents using Zendesk.

I’m also excited that we were able to continue our journey building our partner ecosystem. We’re early in this journey, as you guys know, and establishing relationships. Recently, we announced a partnership with, a partnership with Tata Consultancy Services, TCS, to combine the scale and flexibility of our customer engagement products and platform with TCS’ deep industry and contextual knowledge in building out comprehensive solutions.

Our net expansion rate in Q2, a key contributor to revenue, was at the low end of what we consider a healthy band in the normal market — in normal market conditions, and we expect it to stay near the low end for the next couple of quarters as conditions remain uncertain. RPO was impacted by a reduction in average subscription term driven by customer conservatism in light of economic conditions and the elevated churn and contraction we experienced in the quarter. Again, we believe the long-term health of our business is strong, and we view these dynamics as natural consequences of the COVID crisis to our business this year.

GAAP gross margin for the second quarter was 75.1%, up 470 basis points year-over-year. Non-GAAP gross margin was 78.2%, up 360 basis points year-over-year. Gross margin improvement was driven largely by continued optimization of our cloud resources. GAAP operating margin expanded by 14 percentage points, and non-GAAP operating margin expanded by 6 percentage points. Margin improvement was driven largely by gross margin expansion and prudent expense management.

During this time, we continue to invest in leadership, including international leadership, sales capacity in key product areas. Free cash flow was negative $21 million in the second quarter. Free free cash flow in the first half of 2020 was impacted by our lower pace of bookings and lower collections rate given the challenging macro environment and our efforts to work with our customers to modify their billings or subscription terms. Free cash flow in the first half was also impacted by our new invoicing procedures, which moved many invoiced dates out 30 days. We estimate this new procedure had an approximate $25 million impact on free cash flow in the first half of 2020. We expect our free cash flow generation in the second half of 2020 to be positive as customer mitigation efforts decrease and benefits of ongoing expense management are realized. For the full year, we expect free cash flow to be neutral to slightly positive. This will be dependent on our ongoing experience with bookings, renewals and collections as we — as well    as our ongoing efforts at expense management.

Now let’s move on to guidance for Q3 2020. We expect revenues to be between $250 million and $255 million, representing 20% year-over-year growth at the midpoint. We expect Q3 2020 non-GAAP operating income to be between $10 million and $14 million.

Finally, I’ll close with a reminder that our focus remains on strategically managing the company for the long term with decisions optimized for delivering greater customer value and long-term financial growth and profitability. We will continue to provide increased support to our customers and employees as they navigate these unprecedented times. With a strong balance sheet, a strong competitive position, we are confident we are well positioned to invest for the long term.

With that, I’ll pass it back to Marc.

QUESTIONS AND ANSWERS

Answer – Marc Cabi: Thanks, Elena. Um, so we are going to turn to Q&A today. Uh ,we have, uh — I’m going to try to do this right. I’m going to unmute Kirk Materne, who has our first question for today. .

Analyst: Stewart Kirk Materne, Evercore ISI Institutional Equities, Research Division—Senior MD & Fundamental Research Analyst

Question – Stewart Kirk Materne: Oh, okay. Thanks very much, Marc. Hopefully, you guys can can hear me and uh congrats on the quarter given given all the macro cross currents. Uh, I don’t know which of you wants to maybe field this one. But obviously, the demand environment seems to be the big question mark for everyone, and I know I know it’s a question mark for you all as well. But I was wondering — I was curious if you could comment on 2 kind of related items as it relates to the environment you’re seeing. I guess, one, can you just provide some color on how you feel about the pace of pipeline build over the last month? And and maybe how that has either improved or not, I guess, versus May and June levels? I’m just trying to get a sense on if we’re continuing to see a gradual build back? Or are we — maybe we’re leveling off a little bit after a quick snap back this spring.

And then just secondly, I realize the run rate part of the business is really hard to gauge, but just along the bigger deals, you know, once they are in the pipeline, are they moving through the pipeline, you know, about relative to your expectations? Or are deal cycles getting a little bit longer as well? Thanks.

Answer – Elena Gomez: So I’ll take it, and Marc and Mikkel, please chime in if I miss anything. So a couple of things that that we were encouraged by throughout the quarter as we saw a lot of pipe come through our self-service channels, which uh customers who want quick time-to-value, uh we’re seeing really encouraging signs there. Uh, and those deals and pipeline comes in and closes very quickly. So we feel really good about that.

Obviously, in some of our larger deals, I think there’s a bit more conservatism, which was reflected in our guide. Um, but the demand environment, definitely, as the quarter — as people settled in more into the quarter, I think we saw, obviously, in the early part of the quarter, a little bit more of a pause. But as I think Mikkel noted in his earnings script that we started getting more confidence and seeing a little bit more of that uh towards the latter part of the quarter. It doesn’t mean we can’t continue to be cautious, but we’re seeing just some healthy signs.

Answer – Mikkel Asger Svane: Yeah. I don’t have that much to add to that. Like pipeline is a, is a little bit — there’s the pre- COVID pipeline and post-COVID pipeline. Like leads are definitely behaving a little bit differently. Er, customers are a little bit more determined, know what they want, erm, have more urgency. Erm, So we see that in a, in a different pipeline behavior, so that can be hard to compare. Erm, we don’t — right now, we see a lot of activity, erm, also on the new business side. But — so I think the concern is more a lot of our — and we also have a lot of customers struggling, of course, and continue to have customers that will be err struggling, even though we may be — you know, the biggest correction may be behind us. It’s still a very uncertain market. .

Answer – Marc Cabi: Yeah. I think that would be a good point to close on for this question is that if you recall last quarter, we talked about the impacted industries um and some of those are travel, hospitality-related, car sharing-related industries, and those are seeing a slower recovery. So uh we should keep that in context as we think about our business and the opportunity going forward.

Stewart Kirk Materne: Thank you, all.

Marc Cabi: Our next question is going to come from Jen Lowe. Let me, uh unmute you.

Analyst: Jennifer Alexandra Swanson Lowe, UBS Investment Bank, Research Division—Analyst

Question – Jennifer Alexandra Swanson Lowe: Can you hear me? It’s a new world, but I like it. Great. I wanted to touch a bit on the contractions and the payment terms and some of the flexibility there. And I think coming out of Q1, the message was do the right thing for the customer and try and preserve long, long-term value as much as possible even if short-term value is impacted. Clearly, doing right by the customer is still a part of the message. But, you know, is there — as we think about how that might look as we hopefully come out of what we’re dealing with at some point and business starts to get more normal, the economy starts to get more normal, how much of — have you managed to sort of preserve in RPO even if you haven’t been able to preserve it in billings and deferred revenue? And is there a point where, you know, maybe customers got a 6-month forgiveness and then you would see potentially an uptick in cash flow collections as those start to come back into the model? Just what’s sort of the status of those dynamics now?

Answer – Elena Gomez: Yeah, Jen. So I think you’re right. I mean, our guiding principle was, obviously, do right by the customer and to the extent we can preserve total contract value. Uh, in some cases, that meant extending the term of the contract. Uh, and in some cases, it meant giving them a short-term concession, if you will. And so we should — once we come out of sort of COVID, whenever that is, obviously, we’ll see, hopefully, more normalized collection patterns. Um, and already some of the contraction, a very small amount, so I’m not going to say this is completely sustainable, but a very small amount of some customers that have contracted, we’ve already seen a little bit of that come back. So again, that’s not a trend that we’re going to bank on, but it’s definitely something we consider in our long-term kind of forecast.

Jennifer Alexandra Swanson Lowe: Great, thank you.

Answer – Marc Cabi: Thanks, Jen. Our next question is from Drew Foster at Citi. Hold on one second here.

Analyst: Drew Timothy Foster, Citigroup Inc., Research Division—Research Analyst

Question – Drew Timothy Foster: Great, can you guys hear me? Okay, awesome. Thanks for taking the questions. So I just wanted to ask around your investments. And, you know, your sales and marketing headcount ramped aggressively last year. Q1 was an especially large quarter for you in terms of hires, and you’ve been very transparent about the investments that you’re making. But as you think about those investments relative to the the volume in your pipeline right now versus what it might have been 6 or 12 months ago when those hiring plans were put in place, are are you worried at all that you’ve sort of overshot demand at least in the near term? Or what gives you confidence that those people will be productive?

Answer – Elena Gomez: I’m not worried about that at all, actually. Um, you know, I think the key is to be ready in position for when growth comes back. And and we are seeing, in some cases, customers coming to Zendesk that, you know, wouldn’t have come to us, right, because they have a new need and so on. And so we want to be able to capture that demand, but I also don’t want to think short-term only and really think longer term for when that business does come back. I want to have enough quota on the street to to receive that business.

So obviously, we’re being thoughtful and surgical about our hires um and thinking longer term is important, but I’m not, I’m not worried that I’ve overshot my hires in sales and marketing at all.

Answer – Marc Cabi: All right. Our next question is from um Derrick Wood.

Analyst: Derrick Wood, Cowen Inc., Managing Director, TMT - Software

Question – Derrick Wood: Nice to see you guys. I like the Zoom move. Um, Mikkel, so you made a remark at the beginning that uh your large customer business was as expected um versus pre-COVID levels, and that’s an impressive feat. And I look at your press release and you mentioned that you know, you continue to lead in innovation and be more compelling relative to traditional larger enterprise competitors. And I’m just wondering if you’re seeing something different in your position in that market. Imean I would suspect that you know, in this environment, customers want to move faster, they want to do with more cost efficiencies, and I know that’s a big value prop for you guys.

So I’m curious, as you look at your enterprise business, are you seeing opportunities to kind of increase win rates, improve your positioning? Or what should we take away from that comment?

Answer – Mikkel Asger Svane: Well, I think high level, and I think we addressed this a little bit at our previous earnings call too, we think this is going to have long-lasting effect on the enterprise software market. Uh, business, businesses see this as a — they see this as a — this is a shifting point for them to think about, like, how they think about their IT investments. And a lot of that focus, a lot of that, you know, result orientation and the agility in the software to keep up with kind of what customers are doing and keep up with a very changing landscape is is is incredibly important now. And like — it’s like there are so many things you can’t compensate for in kind of in, with manual processes and fixing it manually. And you have to stay very, very crisp on your digital approach to your customers and to the customer engagement.

So we think this is going to be — have long-lasting effect on how businesses think about business software in general, not just in terms of customer software and customer service software, but in business software in general. It is — we are seeing it more amplified, I think, in customer software because this is where you have the kind of the most volatile environment. And this is where it’s important to kind of stay very, very close to your customers. Like the businesses today that are not ruthlessly transparent, responsive and empowering to their customers are just like they are hurting tremendously, you know, because that is what we expect as we sit here in front of our computer err err dealing with businesses. So I think this is a bigger trend that we will see impact the enterprise business software market for a very, very long time.

Analyst: Derrick Wood: Thank you.

Mikkel Asger Svane: And thanks for putting on the camera, Derrick.

Analyst: Derrick Wood: Yeah. Good to see ya.

Elena Gomez: You’re on mute, Marc.

Answer – Marc Cabi: Okay. I’m looking for Stan. And, uh. All right. Stan, you’re up. You’re on mute still.

Let’s see. Uh, Stan, if you’re on, you’re on mute. There we go. And you can turn on video if you’d like to show us.

Analyst: Stan Zlotsky, Morgan Stanley, Research Division - VP

Question – Stan Zlotsky: Sure. We can turn on video. Good afternoon, everybody. We got the Morgan Stanley background. Thank you so much for taking the question. So from a — maybe on the — looking at products, right? What have you guys been seeing at a very high level as far as uh customers potentially starting to experiment mulling over Sunshine uh as well as traction of the Zendesk Sell and the suite associated with that um thus far this year? And then I have a quick follow-up.

Answer – Mikkel Asger Svane: Yeah. Like our suite is definitely becoming the de facto product to choose for our customers. Er, like customers, they don’t want to — they want the options to stay up with kind of current customer channels. So the suite see massive demand, of course. Our err Sunshine platform, especially the communications, Sunshine Conversations part of it, very, very high demand. There’s a lot of messaging happening in the world of customer engagement right now, and we are powering a lot of that.

Erm, I think we put Sell a little bit. We are deprioritizing kind of how much we put it that front and center right now simply to keep things simple and easy for our customers. But of course, we have big plans for that too in the future. Makes sense?

Question – Stan Zlotsky: Yeah. And what about Sunshine?

Answer – Mikkel Asger Svane: Yeah, especially the Conversations part, Sunshine Conversations, our SunCo product err for enabling messaging in your applications in yourservices, and we’re moving kind of Sunshine closer to our core products. So it becomes a more natural evolution of extending the platform. And we’re seeing that’s what customers are wanting right now.

Question – Stan Zlotsky: Got it. And just a very tactical question on RPO. Was there any meaningful impact to RPO from customers moving from maybe, you know, annual contracts to more of a month-to-month as part of their concessions and perhaps, you know, if that at all materially impacted RPO?

Answer – Elena Gomez: Yes. No, Stan, I wouldn’t say it was what drove the material impact. It was, it was, a little bit of both. In some cases, we’ve got some changes in RPO that brought uh short-term RPO up. In other cases, it extended it. So but there was nothing — no material concessions that that are driving that change in RPO.

Question – Stan Zlotsky: Got it. Thank you so much, guys.

Answer – Marc Cabi: Sure. Thanks, Stan. Let’s see, our next question is from Jeff Van Rhee. You guys are all scattered around in my window here. Jeff, you’re on mute.

Analyst: Jeffrey Lee Van Rhee, Craig-Hallum Capital Group LLC, Research Division—Partner & Senior Research Analyst

Question – Jeffrey Lee Van Rhee: Yeah, how’s that?

Answer – Marc Cabi: There you are on the — you’re in twice here. That’s why I was un-muting you on the other one.

Question – Jeffrey Lee Van Rhee: Doubling up here. I appreciate it. Um. Thanks. I’ll jump on to video for you there, too. Thanks for taking the question. A couple for me, I guess just, I guess, two. Just in terms of the sales leadership, I know in the last 6 months, you’ve made quite a pivot. You commented in the shareholder letter you’ve added some senior leadership in a lot of geographies. Andyou’ve really made a lot of changes there in the last year. Can you just revisit that and kind of tell us where you are? You know, what were the goals with that pivot? What was it you were ultimately trying to achieve? And where are you in that migration?

Answer – Elena Gomez: Yeah, sure. I’ll start, and Mikkel, chime in if I miss anything. So I think there’s a couple of things.

One, we are making an intentional investment in our regions, and it starts with leadership. And we’ve hired 2 leaders, 1 in APAC and 1 in EMEA, sales leaders. And we felt that we’re getting at the scale where we really need to amplify our leadership in regions. In both of those regions, we’re also looking to hire a COO. We already did that in APAC. And hopefully soon, we will be able to announce something similar for EMEA.

And really, the idea is that we believe we have a lot of opportunity in the regions. We’re in the — still in the early days of our opportunity, and so I think that it is important for us to make sure we start with the right leadership there. We’re encouraged by what we see already, but they’ve only been on board for a short time. So hopefully, we’ll have more to say. But very encouraged by already some of the questions they’re asking and their contributions.

Question – Jeffrey Lee Van Rhee: Got it. Great. If I could kind of sneak one quick second one in there. Just in terms of the partners, I know you’ve been pushing hard to really enable a more robust partner program. What does your dashboard look like in terms of what are you watching there to measure your success? Certainly, partner influence on the pipe and some other numbers. But just talk about where you are there and what you’re watching.

Answer – Elena Gomez: Yeah, sure. So just to kind of remind everyone, we hired a partner leader in the latter part of 2018. And with that, we started building out our programs more in earnest in 2019. So we’re, I would say, 18 months    in. And our goal really with the program was to enable multiple routes to market and broaden our ecosystem, whether that’s GSIs, BPOs, technology solution providers, et cetera. And we’ve done that. We have contracts with 5 very large BPOs. And I’m encouraged, and I won’t repeat this every quarter, but just in Q2, as an example, and this speaks to the opportunity we have. We have 5 partner wins with contracts over $1 million. So it just kind of speaks to — it’s early, but just with that little bit of effort and focus, we’ve been able to deliver on that. So it speaks to the opportunity ahead.

And in terms of what we’re watching, it’s number of partners and frankly, the incremental business that they’ll bring to us and also watching the pipe generated by partners and just paying attention to the quality of that pipe and seeing the close rates, et cetera, on that pipe.

Answer – Marc Cabi: Thanks, Jeff. We’re going to Phil Winslow next.

Analyst: Philip Alan Winslow, Wells Fargo Securities, LLC, Research Division—Senior Analyst

Question – Philip Alan Winslow: Great, thanks guys for taking my question. Mikkel, one of the things that you called out was strength at the low end of the market, small businesses, but also sort of a barbell as well, strength at the large enterprise. Wonder if you could unpack that for us, particularly on the small businesses, what’s driving that improvement there? Is that something that you’re doing? Or is there some sort of higher-level trend that’s impacting the small business? And then similarly, with the large enterprises, what’s the strength there? Is it seats driven by volume? Or is it attach of more products like Explore and Conversations?

Answer – Mikkel Asger Svane: So I think for the larger customers, larger customers, we’ve seen them be a little less, like, we’ve seen them be more predictable in how they use and acquire products, especially their usage and expansion and contraction rates are more in accordance with historical levels. They are more like stable, if you will.

I think we see a flurry of activity on the lower end. And it’s — I think it’s a little bit hard to put a finger on exactly like — because I think there’s many different things driving that. I do think that, overall, just a lot of activity for businesses trying to figure out like how to quickly change, how to quickly adapt to kind of the new conditions and quickly reconfigure their businesses to deal with a much more online world. And then, as I said, like, it is the midsized businesses where we’ve seen most of the kind of like businesses struggling and seen the kind of the largest contractions.

I know, Elena, do you have any other data points on the large enterprises that could be — larger customers that could be interesting here?

Answer – Elena Gomez: With respect to contraction, I think you covered it, or...

Answer – Mikkel Asger Svane: Thinking more from a perspective of like why our larger customers are kind of — why that part of our business is more predictable than the rest.

Answer – Elena Gomez: Yes. I mean I think it’s — the enterprise business, meaning — sorry, are you asking if the enterprise business is more predictable? I missed that, sorry. My bad.

Answer – Mikkel Asger Svane: Sorry. This is a great 3-way conversation. What are you — are you still in it, Phil?

Answer – Elena Gomez: I just want to make sure I got the question right.

Answer – Mikkel Asger Svane: We muted Phil now.

Question – Philip Alan Winslow: Yeah, yeah. I know. I’m back unmuted. The — yeah, so I was wondering what’s driving the strength of that barbell on the large enterprise. You have small, you talked about learn, try to buy in-product upsells. So it seems like some of — something that you did on the low end of the segment that drove that. On the high end, you also — you have Conversations, Explore. So I was wondering on the high end, is it — sort of what Mikkel described sort of the business as usual? Is it business as usual sort of upsell more stuff or a — or upsell more seats?

Answer – Elena Gomez: No. Typically, it leads with more expansion growth in the business is kind of what has typically been what drives it. In some cases, it’s obviously adding more products as well, but it continues to be that pattern even through COVID. So...

Answer – Marc Cabi: I think with some of our larger companies, we saw like they might have built some internal use cases to support, like, a remote work-from-home employee base. There might be companies that were using us internally that went external. So there are a lot of different things that our larger customers are doing with the Zendesk product because it’s flexible and quick to implement. So I would say those are kind of factors on the large end that help us.

And a lot of examples, and there’s 7 of them in the shareholder letter, where companies actually had to take what they were doing and become a remote-capable company quickly. And again, Zendesk offers that option to them fast. So I think that’s been helpful.

Question – Philip Alan Winslow: Great — alright, thank you.

Answer – Marc Cabi: Yes. Thank you. Ah, let’s see. Next up is Samad. Let’s find you here, Samad. It’s just not on my, oh, there you are. Alright.

Analyst: Samad Saleem Samana, Jefferies LLC, Research Division—Equity Analyst

Question – Samad Saleem Samana: Alright. Mikkel, glad to see that you and I have the same haircut going on there in COVID. Good to see everybody. I just wanted to maybe ask about the comment in the shareholder letter about EMEA sales being better than pre-COVID levels. I mean that’s a pretty positive comment. I’m curious what’s maybe driving that? Or was EMEA — what’s playing catch up there?

And then maybe just a housekeeping question, if I can squeeze 2 in. Elena, how do we think about maybe net expansion between your smaller customers and larger customers just over 2Q, to get a better sense of how that trended through the quarter.

Thanks, again, for taking my questions.

Answer – Elena Gomez: So on EMEA, you know I think, obviously, we have a new leader there. I just think that, in general, that operational rigor we’ve had there has helped. I think, also, they’re just in a different place. Every — all around the world, we’re experiencing COVID differently. But having new leadership there and having — actually even underneath the leadership, there’s always been a very strong bench underneath that leader that even though we did not have that leader in, we’re definitely holding down the fort, if you will, as our new leader emerged. So I think that’s been positive.

In terms of your question on net expansion rate, you know, I think the difference that I would say, between the segments during the quarter, in the smaller segments, we saw a lot of — I talked about it earlier, a little bit of pipeline come in really quickly and close really quickly. And these were a lot of customers who had COVID-related needs. We also did see some of that in the high end as well. But there isn’t anything that I would say is wildly different in the segments other than I think everyone is moving with a bit more urgency through the quarter in terms of these time-to-value COVID- related use cases. I would say on the higher end, there’s obviously some conservatism that we’re seeing just naturally because people are cautious just like we are being. And so we’ll see when that comes back.

Answer – Marc Cabi: And I’m being reminded that you have 9 analysts left to go. So I’m going to try to kind of tighten up the call a little bit here. Thank you, Samad, for your question. Next up is Chris Merwin. Let’s see where you are on my screen here. Chris, can you hear us?

Analyst: Christopher Merwin, Goldman Sachs Group, Inc., Research Division—Research Analyst

Question – Christopher Merwin: Yes. I can hear you, guys. Thanks so much for taking the question. Good to see you all in person. So maybe first question for me would be on the enterprise mix. It looks like that’s been fairly steady now for 3 quarters in a row at 43%. But obviously, heard what you all said about some strength in that business in the quarter. Is that more so on like the billings or what you’re seeing? I mean is it in RPO? Just wondering when we’re going to see that flow through the model in terms of further boosting that enterprise revenue as a percentage of the mix.

Answer – Marc Cabi: So that’s a mix metric. And so with the commentary around some of the quick wins we’re getting at the low end with SMB and smaller companies, that balances that movement of that number. So I would expect that over time, that will continue to be moving up gradually at the 1 to 2 points a year kind of trajectory in normal times. That’s what we were saying. I would expect that to return as we return to more normalcy as we move forward. We’re still doing extremely well with our large opportunities, but the small business was extremely strong here in the last quarter.

Alright. Next up is Pat Walravens. Let’s find, there you are.

Analyst: Mark Chen, JMP Securities LLC, Research Division - Research Associate

Question – Mark Chen: Hi, this is Mark on for Pat. Thank you so much for taking my questions. So I just want to ask in terms of the competitive dynamics in the past couple of months. I just want to see if you have any update on that and if the dynamic is changed by the pandemic? Thank you.

Answer – Marc Cabi: I think the competitive dynamics have remained fairly consistent throughout this period. If anything, I think our time-to-value has been a good competitive element for us relative to some of the large competitors we have that can’t move as quickly. But I haven’t seen any — too many big changes in the way competitors across this industry are working today.

Answer – Mikkel Asger Svane: I don’t think there’s anything that’s relevant, no.

Answer – Marc Cabi: All right. Our next question is coming from Ken Wong. There you are Ken.

Analyst: Hoi-Fung Wong, Guggenheim Securities, LLC, Research Division—Senior Analyst

Question – Hoi-Fung Wong: Perfect. Thanks for taking my question guys. So this is sort of filling in the barbell of Phil’s question. So as we think about the midsized customers, you guys talked about experiencing some headwinds there on the expansion side. Can you help us kind of root out what might be the cause of that particular area of softness? And any rough sense of the revenue contribution from your midsized customers?

Answer – Mikkel Asger Svane: I just want like — we have some data, of course, but it is a lot of conflicting data points because everything is so volatile right now. So it’s — I think we’re at a point right now where it’s most, like, theories. We have some theories why, for example, like, the larger organizations. We see a lot of, like, smaller instances with large organizations because they have to try new things and do new things, and we see good activity there. And then mid-market, I think that’s a big segment of our customer base. I mean just — it’s also a segment where there’s a lot of businesses that really — where maybe the most businesses have to — like have to kind of pull back a little bit. Like, okay, let’s see where we can save some money. Let’s slow down a little bit. So there’s a lot of different points. And maybe in the mid-market, we see more of that than we see kind of, okay, we also have to try these new things. Whereas the SMB is just like a flurry of activities and a lot of businesses doing different things, but also a lot of businesses just, like, pulling the plug from one day to the other. That’s how I would characterize it.

I worry right now about being too confident about trends we see in the market because it is a very — it’s a — I think our confidence, as I said in my opening script, like, our confidence through the quarter that, like, things are — there is pattern in the noise. And there’s predictability in all the volatility. But, like, extending that to actually say, like, these are exactly what’s going on in the market, I feel very worried about that. I hope that’s understandable.

Question – Hoi-Fung Wong: Yes. That’s fair enough. And any rough sense of, I guess, kind of the exposure in terms of that softness, kind of like what percent is the mid-market versus your small and your large?

Answer – Marc Cabi: I would rather go back to characterizing the industry categories. We have around 20% of our recurring revenue that is focused on that travel, hospitality. Some of those companies are midsized companies actually. So I would rather just kind of stay within that framework for you from a viewpoint on that. So a lot of travel- related companies have seen their business cut by 70%, 80%. So those are the type of companies that aren’t making investments today, but will as travel returns, for example.

Question – Hoi-Fung Wong: Got it. Thanks guys.

Answer – Marc Cabi: Thank you. Next up is Arjun. I think you should be able to unmute.

Analyst: Arjun Bhatia, William Blair & Company L.L.C., Research Division—Analyst

Question – Arjun Bhatia: Hey guys, thanks for taking my question. Just one for me. I noticed in the shareholder letter, there was a lot of discussion about Smooch and asynchronous messaging. Just curious if you can maybe talk about the demand environment that you’re seeing there this quarter and where you’re getting traction or where, from an industry perspective, you plan to target that product to drive adoption there.

Answer – Mikkel Asger Svane: Yeah. So really, it’s very, very broad. We see a lot of demand across all sectors and all segments. And I think it’s also — it’s definitely amplified by that. We’re all now sitting in our homes, in our kitchens or wherever we are sitting and, like, communicating with all these different businesses and vendors and services through messaging. That’s definitely influencing how people are thinking.

So we’re seeing a lot of demand for the SunCo platform. Like I think our focus has been for a while, and it continues to be for a while, here to democratize the access to these things. So really making it super simple and crisp for any type of organization to start kind of engaging with your customers that way. I think when we went into this COVID phase, like, the first weapon of choice for a lot of businesses, were like, oh, we need to set up a hotline, a phone number, 1- 800. And that works for 5 minutes, and then everybody gets angry about the wait times. And I think a lot of people think about, like, no, the first weapon of choice has to be, like, messaging. So we’re really focusing on really democratizing kind of messaging in your customer service world and your whole customer engagement world. So you’re going to see a lot more from us around that.

Answer – Marc Cabi: Alright. Thanks, Arjun. Our next question comes from Tom Roderick. Hey Tom.

Analyst: Thomas Michael Roderick, Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Question – Thomas Michael Roderick: Thanks, Marc. Appreciate the chance to ask a question.So a couple of references on the newsletter and in the call to the Explore product. So nice to see some traction on that and a lot of demand, a lot of talk out there from analytics and reporting. Even at the professional level at $10, $9 a month, that seems like a really attractive price point. Would love to hear how your customers are sort of consuming the Explore product. Is it typically being purchased as part of the broader bundle, part of the suite, typical add-on? Maybe just some more use cases and discussion around how Explore is being consumed and how widely it’s being pushed end-to-end across customers that take it into their organization.

Answer – Mikkel Asger Svane: Yes. So it’s currently not bundled with anything, but there’s some opportunity there. Like customers, they definitely like — the first need is always I need to just to understand my operations better and, like, what’s actually going on here. So like how easy and affordable and, like, prepopulated Explore is for them is — it’s just an eye opener. It’s just like, “Oh, my God, it’s magic. It has all my data, all the things that we build up over best practices over the years, and it’s like it’s instantaneous.” So we’ve got to do a lot more. We’ve got to do a lot more with real-time, more with foreign data sets and so on. And there’s a lot of opportunity, both for monetization and productization across that. But I still feel that in many ways, we could do a better job with Explore. And I think a lot of our customers just — and I would still characterize it as a very strong demand in the market, but, like, we could definitely make it easier for a lot of our customers just to experience the power.

Question – Thomas Michael Roderick: Just through tighter integration of the product, Mikkel, when you say you can do better on that?

Answer – Mikkel Asger Svane: I think it’s more about just discovery, just make sure they see the power of it and just, like, feel it.

Answer – Thomas Michael Roderick: Wonderful. That’s great, thank you very much.

Answer – Marc Cabi: Thanks, Tom. We go to Alex Zukin next.

Analyst: Alex Zukin, RBC Capital Markets, Research Division—MD of Software Equity Research & Analyst

Question – Alex Zukin: Hey guys. Thanks for taking the question. And I, so maybe just a few quick financial questions. First, on calculated billings. What, Elena, what was the impact for — on calculated billings this quarter from invoicing duration? And then give us just a way to think about it for next quarter, just given the volatility of the metric.

Answer – Elena Gomez: Yes. I mean, we don’t focus, as you know, a lot on billings because we don’t think it’s — it    can — it’s just a timing thing. So to answer your first question on the invoicing, the change in our invoicing, that had a impact in the first half of the year, roughly around $25 million. So that’s that impact. I think that was in the — it was also in my earnings script and in the shareholder letter.

In terms of thinking about billings, I would pivot you more to RPO as a better proxy for — to evaluate our business than billings because billings has a bunch of timing in there embedded in it, as you know. And we also have a lot of monthly customers and larger customers that pay monthly, et cetera. So that’s not as good of a metric for us to look at.

Question – Alex Zukin: Okay. I guess also between, maybe 1 and a half more. Between the DSOs, anything you’d call out there? They look like they kind of expanded substantially. And then if I look at the guidance for the next quarter and I just go with the current kind of representation of dollar-based net expansion kind of staying at that 111% level. It would appear that, that implies that new customer revenue is down pretty substantially, both sequentially and year-over-year. So just help me understand what was the — given the commentary in the script around new customer strength, why would that be the case for Q3?

Answer – Elena Gomez: Yes. Well, I think there’s a couple of things. One is we also — we had elevated churn and contraction, as you know. So despite the fact that embedded in our numbers, we see more new deal flow. It’s offset by some of that contraction — by some of that churn and contraction that we talked about. So you may not see it, but we’re encouraged by that. We think that’s a healthy sign. A lot of that, which was self-service customers coming in, buying it on their own without an agent, so that’s encouraging.

Your first question was on DSOs. I’m not seeing the same trends you are. So maybe we can take that off-line, feel like that’s really steady. But, look, ping me after if you think that’s something you want to follow up on. Okay?

Question – Alex Zukin: Will do.

Answer – Marc Cabi: Thanks, Alex. Next up is Koji.

Analyst: Koji Ikeda, Oppenheimer & Co. Inc., Research Division—Director & Senior Analyst

Question – Koji Ikeda: Can you guys hear me okay?

Answer – Marc Cabi: We can hear you.

Question – Koji Ikeda: Alright. Sounds like my video is off a little bit. Sorry about that. Hey, so thank you on the disclosure for the big partner wins, the 5 over $1 million. That really helps us frame the partner channel, what the partner channel can scale to. So in any of those deals, was Sunshine involved? And if it was part of those deals, was it the launch of profiles and events that really helped drive that deal?

Answer – Elena Gomez: Definitely, our platform and Sunshine is definitely a part of it, but it’s not just Sunshine. But I would say that, like you, we’re definitely encouraged by it. But it’s still early days. And so just hang tight, but we’re super encouraged by the partnerships we’re starting to build in the BPO world and GSI world as well.

Question – Koji Ikeda: Okay, thanks, Elena. And then just one quick follow-up. I saw in the shareholder letter that Zendesk became FedRAMP authorized in the quarter, so congratulations on that. Could you remind us who your sponsor was for the FedRAMP program? And also thinking about we’re coming into the fiscal year end for the government spending cycle, now how should we be thinking about any near-term contributions there? And really, what is the longer-term opportunity there in the government vertical? Thank you for taking the questions.

Answer – Elena Gomez: So I don’t — so in terms of the opportunity on, you know, FedRAMP, I think, obviously, we wouldn’t have pursued. As you guys know, there’s a lengthy process to get FedRAMP-certified. So obviously, we wouldn’t have pursued it if we didn’t think there was an opportunity. As far as our sponsor, Marc or Mikkel, do you guys? Yes.

Answer – Marc Cabi: So we’ve had a couple — we have a couple of Fed relationships. I don’t know if we can disclose them actually. They were pre FedRAMP, and they were the ones that helped us get on that path. I would also say that being FedRAMP-compliant also helps us with state business. Some states actually look at that as a valuable component in selecting a vendor. And so we’re pretty excited about it. We had a very unique situation. We’re very international in our development works. So there were some hurdles required for us to become FedRAMP-ready. So we’re really proud of the fact that we’re there now. So it’s been a good journey for us. And it does open up an additional TAM for us as we go forward.

Thanks, Koji, for your questions. Next up is Brad. There you are.

Analyst: Brad Sills, BofA Merrill Lynch, Research Division - VP

Question – Brad Sills: Hey guys. Thanks for taking my question. Maybe if there’s anything you guys can provide, I think last quarter, there were certain industries where you saw actually the pandemic being a catalyst. Were there any trends this quarter that you noticed, either in some new scenarios or industries where all this dislocation, this disruption is actually creating a catalyst for more Zendesk? And then maybe give a little more color on where you’re seeing some of that recovery happening now? In some of those harder-hit industries, you — some signs that are early there. Any color on just any industries that are picking back up? Thank you.

Answer – Mikkel Asger Svane: I think it’s really dangerous to talk about and try to extrapolate trends out of what’s going on right now, honestly. I think it’s still very volatile. And uh I think, like — as you enter such a phase that we have entered, you know, such as it’s almost like a war. You know you — there’s an initial kind of a shock and a correction that happens. And I think we’re beyond that. But that doesn’t mean that we are out of the war. And so I think it’s far too early about talking about, like, new trends happening, but it is — we are, of course, in a world where, like, everybody has to get used to the fact that this is how we’re going to engage with each other a lot more going forward. And that means there’s a huge shift to digital and online first. And of course, that is a trend, of course. And I think that will — what we’ve seen there, this is a huge acceleration of that. But, like, I wouldn’t ambulance chase that. I think that’s just a bigger headline of what we’re going through. Makes sense?

Question – Brad Sills: Understood, yeah. Thanks, Mikkel. Good to see you guys.

Answer – Marc Cabi: Thanks, Brad. And our last question comes from DJ.

Analyst: DJ Hynes, Canaccord Genuity Corp., Research Division—Analyst

Question – DJ Hynes: Hey, there you are guys. Awesome. I don’t think I ever won the lottery, but I don’t think I’ve ever lost one either. So last but not least. So I wanted to ask about how do you think about monetizing messaging in the core support suite. You talked about democratizing it, right, and getting a lot of product into folks’ hands, which makes a ton of sense. I think part of the strategy was then we’ll raise prices. And obviously, you kind of forewent that strategy this year, which makes sense given the environment. Just thinking strategically as we go forward, how do you capture value for all the incremental product that you’re getting into folks’ hands?

Answer – Mikkel Asger Svane: I think that, like, we are much more focusing on getting it into the hands of a lot more businesses. And I think that’s what we — that’s what we historically have done. Just by making things ultra-simple, ultra-easy to use like we have expanded the market who we can address with that such a product. We did that earlier on with, like, e-mail, everything online, how we did it in gaming, how we did it for review sites, how we did it for YouTube comments and all these things. Suddenly, like, just so you can make — you can manage your Facebook page, like all these things, certainly that you can manage all your customer engagements, you expand the market.

And that’s really what we are going for here with the messaging. That’s kind of the foundation for it.

On top of that, you have a lot of businesses that are doing really, really sophisticated things where they want to have like — they have a marketplace relationship. So they have many different parties in a conversation they need to bring together. They have products they need to sell. They have payment, all these different things. And that’s like — so that’s a whole kind of pricing and, like, services opportunity or, like, capability opportunities through our platform for the sophisticated customers. And there’s a ton of things to do that. Makes sense?

Question – DJ Hynes: Yeah, yeah, okay. Thanks for the color.

Answer – Marc Cabi: Thanks, DJ.

Again, we thank you for joining us for our second quarter earnings call. There will be a replay of this available on our website here shortly. And I will be available to take questions as we carry on, and look forward to speak to you all next quarter. Stay healthy and safe.